Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)

	Years Ended December 31,

	2005	2004	2003	2002	2001

	(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$748	$750	$755	$732	$694
Income taxes	408	409	403	413	383
Fixed charges, as below	244	202	186	177	198

Total earnings, as defined	$1,400	$1,361	$1,344	$1,322	$1,275

Fixed charged, as defined:
Interest charges	$224	$183	$173	$166	$187
Rental interest factor	7	8	8	8	6
Fixed charges included in nuclear fuel cost	-	-	1	3	5
Capitalized interest	13	11	4	-	-

Total fixed charges, as defined	$244	$202	$186	$177	$198

Ratio of earnings to fixed charges	5.74	6.74	7.23	7.47	6.44

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$748	$750	$755	$732	$694
Income taxes	408	409	403	413	383
Fixed charges, as below	244	202	186	177	198

Total earnings, as defined	$1,400	$1,361	$1,344	$1,322	$1,275

Fixed charged, as defined:
Interest charges	$224	$183	$173	$166	$187
Rental interest factor	7	8	8	8	6
Fixed charges included in nuclear fuel cost	-	-	1	3	5
Capitalized interest	13	11	4	-	-

Total fixed charges, as defined	244	202	186	177	198

Non-tax deductible preferred stock dividends	-	1	13	15	15
Ratio of income before income taxes to net income	1.55	1.55	1.53	1.56	1.55

Preferred stock dividends before income taxes	-	2	20	23	23

Combined fixed charges and preferred stock dividends	$244	$204	$206	$200	$221

Ratio of earnings to combined fixed charges
and preferred stock dividends	5.74	6.67	6.52	6.61	5.77

_____________________
(a)

Florida Power & Light Company's preference equity securities were redeemed in January 2005.  For the year ended December 31, 2005, preferred stock dividends were less than $1 million; therefore, for the year ended December 31, 2005, the ratio of earnings to fixed charges is the same as the ratio of earnings to combined fixed charges and preferred stock dividends.